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        Goldman Sachs & Co.  85 Broad Street|New York, New York 10004
        Tel 212 902-1000



PERSONAL AND CONFIDENTIAL
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                                                                      EXHIBIT 17
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April 26, 1999



Board of Directors
FORE Systems, Inc.
1000 FORE Drive
Warrendale, PA  15086

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than General Electric Company plc ("Buyer") and its affiliates) of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of FORE Systems, Inc. (the "Company") of the $35.00 per Share in cash to be paid by Buyer in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of April 26, 1999, among Buyer, GEC Acquisition Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which GEC Acquisition Corp. will pay $35.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, the Company will be merged into GEC Acquisition Corp. (the "Merger") and each outstanding Share (other than Shares already owned by Buyer and GEC Acquisition Corp.) will be converted into the right to receive $35.00 in cash.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and financial advisory services to the Company from time to time, including having acted as its financial advisor in connection with, and having participation in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended March 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business
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FORE Systems, Inc.
April 26, 1999
Page Two



combinations in the networking and telecommunications equipment industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. As you are aware, we have been in the process of soliciting third party proposals regarding the acquisition of the Company, and did receive a written proposal from another third party to acquire the Company in a "stock-for-stock" transaction. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $35.00 per Share in cash to be received by the holders (other than Buyer and its affiliates) of Shares in the Tender Offer and the Merger is fair from a financial point of view to such holders.


Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.